United States
Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 22, 2009

PC Group, Inc.
(Exact name of Company as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-12991 (Commission File Number)	11-2239561 (IRS Employer Identification Number)

419 Park Avenue South, Suite 500, New York, New York (Address of principal executive offices)	10016 (Zip Code)

Company’s telephone number, including area code:  (212) 687-3260

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed, PC Group, Inc. (the “Company”) received a deficiency letter from The NASDAQ Stock Market (“NASDAQ”) Listing Qualifications Department notifying the Company that its common stock has not maintained: (i) a $5 million minimum market value of publicly held shares as required by NASDAQ Marketplace Rule 5450(b)(1)(C); and (ii) the minimum $1.00 bid price as required by NASDAQ Marketplace Rule 5450(a)(1).  As a result of its temporary suspension of its enforcement of these rules due to extraordinary market conditions, NASDAQ gave the Company until October 19, 2009 to comply with the $5 million minimum market value of publicly-held shares requirement and until January 19, 2010 to comply with the $1 per share minimum bid price requirement.

The Company did not regain compliance with the $5 million minimum market value of publicly-held shares requirement on or prior to October 19, 2009 and, accordingly, on October 22, 2009, the Company received written notification of a determination by the NASDAQ staff (the “Staff Determination”) to delist the Company’s common stock from The NASDAQ Global Market as a result of the deficiency, effective November 2, 2009, unless the Staff Determination is appealed by October 29, 2009.

The Company expects to file an appeal of the Staff Determination by October 29, 2009 and request a hearing before the NASDAQ Hearings Panel (the “Panel”) to review the Staff Determination, which will stay any action with respect to the Staff Determination until the Panel renders a decision subsequent to the hearing. At the hearing, the Company intends to present its plans for regaining compliance with the $5 million minimum market value of publicly-held shares requirement. There can be no assurance that the Panel will grant the Company’s request for continued listing.

A copy of the Company’s press release announcing receipt of the Staff Determination is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

If our common stock were delisted, such delisting may have a material adverse impact on the price of our shares of common stock, the volatility of the price of our shares, and/or the liquidity of an investment in our shares of common stock.

Item 9.01.    Financial Statements and Exhibits

(d)	Exhibits.

Exhibit	Description

99.1	Press Release of the Company dated October 28, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: October 28, 2009	PC Group, Inc. By: /s/ Kathleen P. Bloch Kathleen P. Bloch, Vice President and Chief Financial Officer

Exhibit Index

Number	Exhibit

99.1	Press Release of the Company dated October 28, 2009.